Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Michael J. Koss
August 22, 2019		Chairman & CEO
(414) 964-5000
mjkoss@koss.com

Koss Corp. Releases Q4 Results

Milwaukee, Wisconsin: Koss Corporation (NASDAQ SYMBOL: KOSS), the U.S. based high-fidelity headphone company, has reported its fourth quarter results for the quarter ended June 30, 2019.

Sales for the fourth quarter were $5,785,784, which is a 19.2% decrease from sales of $7,157,261 for the same three month period one year ago. The three month net income was $53,921, compared to net income of $270,406 for the fourth quarter last year. Diluted and basic income per common share for the quarter was $0.01 compared to $0.04 for the three month period one year ago.

"Most of the decline in net sales for the year occurred in our fourth quarter," Michael J. Koss, Chairman and CEO, said today. "The decline was principally related to a back-to-school promotion which shifted from June to July this year.  In addition, there were shipments to an OEM last year that did not occur in this year's fourth quarter as the contract ended.  Export distributors have shown continued strength but were weaker in this year's fourth quarter than they were last year."

Sales for the year ended June 30, 2019, decreased 7.1% to $21,842,097 from $23,522,631 in the year ended June 30, 2018. The net income for fiscal 2019 was $434,114 compared to a net loss of $3,411,220 last year. Diluted and basic income per common share was $0.06 for the year ended June 30, 2019 compared to a loss per common share of $0.46 last year.

"Good mix of sales and controlled spending resulted in net income for the twelve months ended June 30, 2019, compared to a loss last year," Koss explained. "In the year ended June 30, 2019, we improved gross margin through improved product mix and control of spending.  Operating expenses were $504,715 lower in fiscal 2019 than they were last year.  The margin improvement and decreased spending resulted in a $776,987 jump in pretax profit.  Last year saw the impact on the bottom line of tax adjustments to write-down deferred tax assets to the new federal statutory rate as well as increase the valuation allowance for deferred tax assets. These adjustments drove an increase in tax expense for the twelve months ended June 30, 2018."

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Koss Corporation markets a complete line of high-fidelity headphones, wireless Bluetooth® speakers, computer headsets, telecommunications headsets, active noise canceling headphones, wireless headphones, and compact disc recordings of American Symphony Orchestras on the Koss Classics® label.

This press release contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "anticipates," "believes," "estimates," "expects," "intends," "plans," "may," "will," "should," "forecasts," "predicts," "potential," "continue," or the negative of such terms and other comparable terminology. These statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties. Actual events or results may differ materially. In evaluating forward-looking statements, you should specifically consider various factors that may cause actual results to vary from those contained in the forward-looking statements, such as general economic conditions, in particular, consumer demand for the Company's and its customers' products, competitive and technological developments, foreign currency fluctuations, and costs of operations. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances or new information. In addition, such uncertainties and other operational matters are discussed further in the Company's quarterly and annual filings with the Securities and Exchange Commission.

Exhibit 99.1

KOSS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Twelve Months Ended
	June 30		June 30
	2019	2018	2019	2018
Net sales	$5,785,784	$7,157,261	$21,842,097	$23,522,631
Cost of goods sold	4,114,797	5,175,336	15,022,223	16,966,633
Gross profit	1,670,987	1,981,925	6,819,874	6,555,998

Selling, general and administrative expenses	1,617,396	1,717,031	6,415,441	6,920,156

Income (loss) from operations	53,591	264,894	404,433	(364,158)

Interest (income) expense	(3,178)	-	(3,178)	5,218

Income (loss) before income tax provision	50,413	264,894	407,611	(369,376)

Income tax (benefit) provision	(3,508)	(5,512)	(26,503)	3,041,844

Net income (loss)	$53,921	$270,406	$434,114	$(3,411,220)

Income (loss) per common share:
Basic	$0.01	$0.04	$0.06	$(0.46)
Diluted	$0.01	$0.04	$0.06	$(0.46)

Weighted-average number of shares
Basic	7,404,831	7,382,706	7,401,030	7,382,706
Diluted	7,405,425	7,382,706	7,407,827	7,382,706